Exhibit 10.9

May 14, 2020

Sheila Gujrathi

[***]

Dear Sheila,

On behalf of Ventyx Biosciences, Inc. (the “Company”), I am extremely pleased to invite you to join the Company as Executive Chairperson of the Company through the ninetieth (90th) day following the closing of the Company’s IPO (as defined below) (“Executive Chairperson”) and as a member of the Company’s board of directors (the “Board”), following your acceptance of this offer and subject to your formal appointment by the Board and the stockholders of the Company, and thereafter as Non-Executive Chairperson of the Company (“Non-Executive Chairperson”) and as a member of the Board.

As you are aware, the Company is a Delaware corporation and, therefore, your rights and duties as a Board member will be governed by Delaware law and our bylaws and charter documents, as well as by the policies established by our Board from time to time. Our Board meetings are generally held at our headquarters in San Diego, CA and you would be expected to attend these meetings, as well as any special meetings that may be scheduled from time to time. As Executive Chairperson, you will be expected to provide advice and assistance to the Company in developing and implementing corporate, clinical, and business strategy and planning, participate in investor discussions during fundraising, and we anticipate that you will provide the Board of Directors advance notice in the event you decide to take a full time executive role or other position that may interfere with your ability to perform your duties as Executive Chairperson.

If you join us as Executive Chairperson and a member of the Board, you will be paid $125,000 annually, which will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings. In addition, if you decide to join us, on your start date the Company will grant you an option (the “Option”) to purchase 7,291,605 shares of the Company’s common stock (which represents approximately 2.0% of the fully diluted capitalization of the company’s capital stock as of the date hereof) (the “Shares”). The exercise price per share will be equal to the fair market value of the Company’s common stock on the date of grant, as determined by the Board in its sole discretion. The Option will have a ten year term and the Option shall vest over twenty-four (24) months in equal amounts monthly, subject to your continued status as a service provider through such vesting period; provided that (A) upon a Change in Control (as defined in Exhibit A attached hereto), the Option shall immediately vest in full, and (B) in the event that your status as a service provider terminates for any reason other than (1) by the Company for Cause (as defined on Exhibit A attached hereto) or (2) by you without Good Reason (as defined on Exhibit A attached hereto), twelve (12) months of vesting under the Option shall immediately vest on an accelerated basis and the Option shall remain exercisable for sixty (60) months following your last day of service. If your status as a service provider terminates by reason of your resignation without Good Reason, your Option to the extent then vested shall remain exercisable for sixty (60) months following your last day of service. Except to the extent inconsistent with the terms of this Agreement, the Option shall be subject to the terms and conditions of the Company’s 2019 Equity Incentive Plan (the “Plan”) and the Company’s standard form of stock option agreement, as may be amended from time to time hereafter (the “Option Agreement”). No right to any stock is earned or accrued until such time as vesting occurs, nor does the grant confer any right to continue vesting or maintenance of your status as a service provider to the Company. Additionally, following the successful completion of the Company’s initial public offering (the “IPO”), and subject to your continued status as a service provider through such IPO, the Board shall, at the first meeting following the IPO, grant you an option to purchase Shares in an amount equal to 0.5% of the fully diluted capitalization of the Company’s capital stock at such time on terms and conditions no less favorable to you than the options granted to you in connection with the commencement of your services hereunder, provided that, for the avoidance of doubt, the option shall vest over 24 months following the date of grant in equal amounts monthly. All options contemplated herein shall be net settled at your election.

You shall also be reimbursed for all reasonable expenses incurred by you in connection with your service as Executive Chairperson and a member of the Board. The payment of compensation to you is subject to the Company’s expense reimbursement policies and restrictions under applicable law.

Should you decide to join the Board, the Company will provide you with its standard form of indemnification agreement entered into with each of its directors and officers and benefit from D&O indemnification protections under the Company’s certificate of incorporation to the same extent as the other members of the Board.

The Company is excited about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your relationship with the Company is for no specified period and your relationship with the Company may be terminated at any time by the Company, with or without cause, and with or without notice, including, but not limited to, upon a vote of a majority of the Board. Except as otherwise agreed by the Board, if your relationship with the Company terminates or if you are terminated by the Company for any reason, you hereby agree to resign from all director, officer or any other positions that you may hold in the Company. You are also free to resign at any time, for any reason or for no reason. We request that, in the event of resignation, you give the Company at least 30 days’ notice.

By signing this letter, you are representing to us that (i) you do not know of any conflict that would restrict you from becoming the Executive Chairperson or a member of the Board, and (ii) you will not provide the Company with any documents, records or other confidential information belonging to any other parties. It is the Company’s understanding that any agreements relating to your previous or current services will not prevent you from performing the duties of the Executive Chairperson and a Board member and you represent that such is the case. Moreover, you agree that, during the term of your relationship with the Company, you will not engage in any other activities that conflict with your obligations to the Company. Additionally, you agree not to bring any third-party confidential information to the Company, and that you will not in any way utilize any such information in performing your duties for the Company.

As a condition of your appointment, you will also be required to sign and comply with an Executive Chairperson Services Agreement (“Executive Chairperson Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. In the event of any dispute or claim relating to or arising out of our relationship, you and the Company agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, and (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion.

In addition, by signing this letter, you agree that you will hold in strictest confidence, and not use, except for the benefit of the Company, or disclose to any person, firm, corporation or other entity, without written authorization of the Board, any non-public, confidential or proprietary information of the Company, except to the extent that such disclosure or use may be required in direct connection with your duties as the Executive Chairperson and as a member of the Board or as required by law or legal process. Nothing in this letter or any Option Agreement should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the Company’s charter, bylaws and the provisions of applicable law.

To indicate your acceptance of the terms contained herein, please sign and date this letter in the space provided below and return it, to me as promptly as practicable. If you accept, your first day of service will be the latter of (i) April 23, 2021, and (ii) your formal appointment by the Board and the stockholders of the Company (the “Start Date”). This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your service with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company’s Chief Executive Officer and you. This offer will terminate if it is not accepted, signed, and returned by May 31, 2021.

Please let me know if you need any additional information. We look forward to you joining our Company.

(signature page follows)

Very truly yours,

VENTYX BIOSCIENCES, INC.

/s/Raju Mohan
Name:	Raju Mohan
Title:	Chief Executive Officer

Date:	5/14/2021

ACCEPTED AND AGREED:

SHEILA GUJRATHI

/s/Sheila Gujrathi
Signature

Date:	5/14/2021

Exhibit A

Unless otherwise defined below, capitalized terms used herein will have the meanings set forth in the preceding letter agreement (the “Agreement”) to which this exhibit is annexed and made a part thereof.

1.Conditions to Receipt of Accelerated Vesting.

(a)Separation Agreement and Release of Claims. The receipt of any vesting acceleration will be subject to Executive Chairperson signing and not revoking a release in substantially the form attached as Exhibit B (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive Chairperson will forfeit any rights to vesting acceleration under this Agreement. In no event will accelerated vesting occur until the Release becomes effective and irrevocable.

2.Definitions.

(a)Cause. For purposes of this Agreement, “Cause” is defined as: (i) an act of dishonesty made by Executive Chairperson in connection with Executive Chairperson’s responsibilities as an employee that has caused the Company to suffer material harm; (ii) Executive Chairperson’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) Executive Chairperson’s gross misconduct that has caused the Company to suffer material harm; (iv) Executive Chairperson’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive Chairperson owes an obligation of nondisclosure as a result of Executive Chairperson’s relationship with the Company; (v) Executive Chairperson’s willful breach of any material obligations under any written agreement or covenant with the Company; (vi) Executive Chairperson’s willful and continued failure to perform Executive Chairperson’s duties (other than as a result of Executive Chairperson’s physical or mental disability) after Executive Chairperson has received a written demand of performance from the Company’s Board of Directors specifically setting forth the factual basis for the Board of Directors belief that Executive Chairperson has not substantially performed Executive Chairperson’s duties; provided, that Cause shall only exist after (A) the Board of Directors delivers written notice to Executive Chairperson of the Board of Directors’ determination that Cause exists, (B) such notice sets forth in reasonable detail such facts and circumstances, and (C) Executive Chairperson has failed to fully correct any of the events listed in clauses (iii), (v) and (vi) above, if such events are reasonably capable of being fully corrected, within 10 days following delivery to Executive Chairperson of the Board of Directors’ written notice of its determination that Cause exists.

(b)Change in Control. For purposes of this Agreement, “Change in Control” has the meaning set forth in the 2019 Equity Incentive Plan. as amended.

(c)Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986,

(d)Good Reason. For purposes of this Agreement, “Good Reason” means Executive Chairperson’s resignation within sixty (60) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive Chairperson’s express written consent: (i) a material reduction of Executive Chairperson’s title, duties, authorities, position or responsibilities, or the removal of Executive Chairperson from such position and responsibilities, other than the change of the Executive Chairperson’s title and duties to that of Non-Executive Chairperson contemplated herein; (ii) a material reduction in Executive Chairperson’s base salary; (iii) the failure of the Company to timely pay or provide to Executive Chairperson any portion of Executive Chairperson’s compensation or benefits then due to Executive Chairperson; or (iv) requiring Executive Chairperson to perform Executive Chairperson’s duties from any particular location (other than Executive Chairperson’s regular attendance at Board meetings as contemplated hereby). Executive Chairperson may not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a reasonable cure period, if curable, of not less than 30 days following the date the Company receives such notice during which such condition must not have been cured.

3.Limitation on Payments. In the event that the acceleration of equity awards or other benefits provided for in this Agreement or otherwise payable to Executive Chairperson (collectively, the “Payments”) (i) constitute “parachute payments”

within the meaning of Section 280G of the Code and (ii) but for this Section 3 of Exhibit A, would be subject to the excise tax imposed by Section 4999 of the Code, then such Payments will be either:

(a)delivered in full, or

(b)delivered as to such lesser extent which would result in no portion of such Payments being subject to the excise tax under Code Section 4999, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Code Section 4999, results in the receipt by Executive Chairperson on an after-tax basis, of the greatest amount of Payments, notwithstanding that all or some portion of such Payments may be taxable under Code Section 4999. To the extent the Company submits any Payment to the Company’s shareholders for approval in accordance with Treasury Reg. Section 1.280G-1 Q&A 7, the foregoing provisions will not apply following such submission and such payments and benefits will be treated in accordance with the results of such vote, except that any reduction in, or waiver of, such payments or benefits required by such vote will be applied without any application of discretion by Executive Chairperson and in the order prescribed by this section. In no event will Executive Chairperson have any discretion with respect to the ordering of payment reductions. A nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) will perform the foregoing calculations related to the Excise Tax. The Company will bear all expenses with respect to the determinations by the Firm required to be made hereunder. For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive Chairperson will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and Executive Chairperson within 15 calendar days after the date on which Executive Chairperson’s right to benefits is triggered (if requested at that time by the Company or Executive Chairperson) or such other time as requested by the Company or Executive Chairperson. Any good faith determinations of the Firm made hereunder will be final, binding, and conclusive upon the Company and Executive Chairperson. The Firm shall take into account the reasonable value for services rendered (including Executive Chairperson’s refraining from rendering services) before and after an applicable Change in Control transaction.